Exhibit 99.(d)(xxii)

AMENDMENT NO. 15

to the

COMBINED INVESTMENT ADVISORY AGREEMENT

This Amendment is made as of March 26, 2013 to the Combined Investment Advisory Agreement among Munder Series Trust (“MST”), on behalf of each of its series, Munder Series Trust II (“MST II”) and Munder Capital Management (“Advisor”), a Delaware general partnership.

WHEREAS, the Munder Large-Cap Growth Fund was merged with and into the Munder Growth Opportunities Fund on September 16, 2011; and

WHEREAS, the Munder Asset Allocation Fund — Balanced was liquidated on October 14, 2011; and

WHEREAS, Munder Series Trust II was deregistered with the Securities and Exchange Commission on April 25, 2012; and

WHEREAS, the Munder International Equity Fund was merged with and into the Munder International Fund — Core Equity on December 7, 2012; and

WHEREAS, the Munder Large-Cap Value Fund was liquidated on March 25, 2013; and

WHEREAS, MST and MCM desire to amend the Schedules to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Advisor, MST and MST II agree to amend the Agreement as follows:

1.              Schedule A of the Agreement is hereby replaced with the attached Schedule B effective as of March 26, 2013.

2.              Schedule B of the Agreement is hereby replaced with the attached Schedule B effective as of March 26, 2013.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST		MUNDER CAPITAL MANAGEMENT

By:	/s/ Stephen J. Shenkenberg	By:	/s/ Peter K. Hoglund
	Stephen J. Shenkenberg		Peter K. Hoglund
	Vice President, Secretary, CLO & CCO		Managing Director, Chief Financial Officer

SCHEDULE A

As of March 26, 2013

Munder Series Trust
Munder Bond Fund
Munder Growth Opportunities Fund
Munder Index 500 Fund
Munder Integrity Mid-Cap Value Fund
Munder Integrity Small/Mid-Cap Value Fund
Munder International Fund-Core Equity
Munder International Small-Cap Fund
Munder Micro-Cap Equity Fund
Munder Mid-Cap Core Growth Fund
Munder Veracity Small-Cap Value Fund

A-1

SCHEDULE B

As of March 26, 2011

Annual Fees (as a Percentage of Daily Net Assets)

Munder Bond Fund	0.40%

Munder Growth Opportunities Fund	0.75% of the first $1 billion of average daily net assets; 0.725% of the next $1 billion; and 0.70% of average daily net assets in excess of $2 billion

Munder Index 500 Fund	0.20% of the first $250 million of average daily net assets; 0.12% of the next $250 million; and 0.07% of average daily net assets in excess of $500 million

Munder Integrity Mid-Cap Value Fund	0.75% of the first $500 million of average daily net assets; and 0.70% of average daily net assets in excess of $500 million

Munder Integrity Small/Mid-Cap Value Fund	0.90% of the first $300 million of average daily net assets; and 0.85% of average daily net assets in excess of $300 million

Munder International Fund-Core Equity	0.80% on the first $1 billion of average daily net assets; and 0.75% of the average daily net assets in excess of $1 billion

Munder International Small-Cap Fund	0.95% on the first $1 billion of average daily net assets; and 0.90% of the average daily net assets in excess of $1 billion

Munder Micro-Cap Equity Fund	1.00%

Munder Mid-Cap Core Growth Fund	0.75% on the first $6 billion of average daily net assets, 0.70% on the next $2 billion, and 0.65% on average daily net assets exceeding $8 billion

Munder Veracity Small-Cap Value Fund	0.90% of the first $300 million of average daily net assets; and 0.85% of average daily net assets in excess of $300 million